THIRD AMENDMENT TO CONSULTING AGREEMENT

Third Amendment to Consulting Agreement (this “Second Amendment”), dated as of January 1, 2016, by and between Realization Services, Inc., a New York corporation (the “Consultant”), and Imation Corp., a Delaware corporation (the “Client”). The Consultant and the Client are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”
WHEREAS, (A) pursuant to a Consulting Agreement dated August 17, 2015 as modified by an Amendment to Consulting Agreement dated as of September 16, 2015 (the “First Amendment”) and a Second Amendment to Consulting Agreement (the “Second Amendment”) dated as of November 17, 2015 (collectively, the “Consulting Agreement”), the Client retained the Consultant to perform certain Services (as defined) under the terms and conditions set forth in the Consulting Agreement and (B) the Parties desire to enter into this Third Amendment to modify the terms and conditions of the Consulting Agreement. All terms used but not defined herein shall have the respective meanings assigned to them in the Consulting Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein and for other good and valuable consideration, the Parties hereby agree as follows:

1.	Additional Services and Modifications to Consultant’s Remuneration
a.Extended Services relating to Nexsan/Connected Data and IronKey – The Client hereby retains the Consultant to continue to perform the additional Services relating to Nexsan/Connected Data and IronKey (as specified in the Second Amendment) during the period from January 1, 2016 through such date as Nexsan/Connected Data may determine (in its sole discretion) (such period, the “Extended Term”).
b.Additional Compensation relating to Nexsan/Connected Data and IronKey – To compensate the Consultant for the additional Services described under subsection (a) above, the Parties agree to the following additional compensation for which the Consultant shall invoice weekly under Section 6(a) of the Consulting Agreement:
In addition to the Weekly Fees to be paid to the Consultant pursuant to Sections 5(a) and (b) of the Consulting Agreement, the Client shall also pay to the Consultant additional remuneration (i.e., Weekly Fees) at the rate previously agreed upon by the Parties for such additional Services relating to Nexsan/Connected Data and IronKey. Such additional remuneration shall be over and above the usual Weekly Fees applicable during the Extended Term, and shall be invoiced weekly on a pro rata basis during the Extended Term.
c.Term and Right to Terminate – The Parties presently contemplate that the Revised Term (as defined in the First Amendment) will extend through the end of the Extended Term. Notwithstanding the above, the Client shall have the right to terminate the Consultant’s services hereunder by giving one (1) day’s prior written notice to the Consultant.

2.	Miscellaneous
The Consulting Agreement shall otherwise remain in full force and effect. Notwithstanding any termination of the Consulting Agreement, the following Sections shall survive and remain in effect for the periods specified: (i) Section 1 above until the final resolution of the rights and obligations of the Parties therein and (iii) this Section 2 until Section 1 is no longer in effect. Each Party represents and warrants to the other that it has had full opportunity to obtain, and has in fact obtained, the advice of its own legal counsel with respect to this Amendment and the transactions contemplated. This Amendment may be signed in counterparts and shall become effective as if executed in a single, complete document upon its execution by both Parties.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

CLIENT:		CONSULTANT:

IMATION CORP.		REALIZATION SERVICES, INC.

By:	/s/ Joseph DePerio	By:	/s/ Barry L. Kasoff
	Joseph DePerio		Barry L. Kasoff
	Its Chairman of the Board of Directors		Its President